PROSPECTUS SUPPLEMENT                                  Rule 424(b)(3)
(TO PROSPECTUS DATED JUNE 1, 1995)                     File No. 33-88768
3,849,123 Shares                                       Supplement to Prospectus
MICROS(R)                                              dated June 1, 1995 filed
                                                       July 10, 1995

MICROS SYSTEMS, INC.
Common Stock
(par value $.025 per share)

All of the shares of Common Stock, par value $.025 per share (the "Common Stock"), of MICROS Systems, Inc. (the "Company") offered hereby are being sold by Westinghouse Holdings Corporation (the "Selling Stockholder"), a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). See "Principal and Selling Stockholder." The Company will not receive any proceeds from the sale of such shares. Upon consummation of the offering made hereby, Westinghouse will not own, directly or indirectly, through the Selling Stockholder or otherwise, any shares of Common Stock.

The Common Stock is quoted on the Nasdaq National Market under the symbol "MCRS." On September 18, 1995, the reported last sale price for the Common Stock, as quoted on the Nasdaq National Market, was $34 5/8 per share. See "Price Range of Common Stock and Dividend Policy."

SEE "RISK FACTORS" ON PAGES 4-6 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------
                                                                                           PROCEEDS TO
                                               PRICE TO             UNDERWRITING           SELLING
                                               PUBLIC               DISCOUNT(1)            STOCKHOLDER(2)
--------------------------------------------------------------------------------------------------------
Per Share                                     $34.00                 $1.3175                $32.6825
--------------------------------------------------------------------------------------------------------
Total                                         $130,870,182           $5,071,220             $125,798,962
--------------------------------------------------------------------------------------------------------

(1) The Company and Westinghouse have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by Westinghouse estimated at $150,000.

The shares of Common Stock offered by this Prospectus Supplement are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters, and certain other conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor on or about September 22, 1995 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York 10260.

J.P. MORGAN SECURITIES INC.
                               MORGAN STANLEY & CO.
                                   INCORPORATED
                                                     SMITH BARNEY INC.
September 19, 1995

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, Westinghouse, the Selling Stockholder or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof.

                TABLE OF CONTENTS

               PROSPECTUS SUPPLEMENT

                                             Page
Price Range of Common Stock and Dividend
  Policy...................................  S-3
Incorporation of Certain Documents by
  Reference................................  S-3
Underwriting...............................  S-4

                   PROSPECTUS

                                             Page
Available Information......................    3
Incorporation of Certain Documents by
  Reference................................    3
The Company................................    4
Risk Factors...............................    4
Use of Proceeds............................    6
Management Compensation and Changes........    7
Principal and Selling Stockholder..........    8
Description of Capital Stock...............    9
Plan of Distribution.......................   11
Legal Matters..............................   12
Experts....................................   12

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Company's Common Stock is traded on the Nasdaq National Market under the symbol "MCRS." The following table sets forth, on a per share basis for the periods indicated, the high and low sale prices of the Common Stock on the Nasdaq National Market.

                                                                                -------------
                                                                                 SALE PRICE
                                                                                HIGH     LOW
                                                                                ----     ----
        Fiscal Year Ended June 30, 1994:
             First Quarter                                                      $20 1/2  $13 1/2
             Second Quarter                                                      26       14 3/4
             Third Quarter                                                       29 1/2   23 1/4
             Fourth Quarter                                                      27 3/4   22 1/2
        Fiscal Year Ended June 30, 1995:
             First Quarter                                                      $33 1/2   $26 1/4
             Second Quarter                                                      41 1/4    28 3/4
             Third Quarter                                                       38 1/8    28
             Fourth Quarter                                                      35        27 3/4
        Fiscal Year Ending June 30, 1996:
             First Quarter (through September 18, 1995)                         $39 1/2   $31

On September 18, 1995, the reported last sale price for the Common Stock, as quoted on the Nasdaq National Market, was $34 5/8 per share. As of June 30, 1995, there were approximately 491 stockholders of record.

The Company has never paid a dividend on the Common Stock. Its current policy is to retain earnings and use funds for the operation and expansion of its business. In addition, the Company is a party to an unsecured committed line of credit which restricts the payment of dividends other than stock dividends. Future dividend policy will be determined by the Company's Board of Directors based on the Company's earnings, financial condition, capital requirements and other existing conditions, including restrictions in any loan agreements that may be in effect. The Company does not currently anticipate paying any cash dividends in the foreseeable future.

The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report Form 10-K for the fiscal year ended June 30, 1995 filed with the Securities and Exchange Commission (File No. 0-9993) is incorporated herein by reference.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Selling Stockholder has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite their names below:

                                                                                    ---------
                                                                                    NUMBER OF
                                                                                     SHARES
                                                                                    ---------
             UNDERWRITERS
             J.P. Morgan Securities Inc.                                            1,283,041
             Morgan Stanley & Co. Incorporated                                      1,283,041
             Smith Barney Inc.                                                      1,283,041
                                                                                    ---------
                       Total                                                        3,849,123
                                                                                    =========

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby if any are taken.

The Underwriters initially propose to offer the shares of Common Stock offered hereby in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession not in excess of $.7905 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain other dealers. After the initial offering of the Common Stock offered hereby, the public offering price and such concessions may be changed.

In the Underwriting Agreement, the Company and Westinghouse have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof; however, Westinghouse's aggregate liability for such indemnification and contribution is limited to $20 million.

The Company, each of its directors and principal executive officers, Westinghouse and the Selling Stockholder have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (except for the shares offered hereby and shares issuable upon the exercise of currently outstanding options and the grant of options pursuant to the Company's existing stock option plans) for a period of 60 days after the date of this Prospectus Supplement, without the prior written consent of J.P. Morgan Securities Inc.